EXHIBIT 99.1


                      [LETTERHEAD OF CROSS WIND PARTNERS]



Sanjay Khare, CFO
Netro Corporation
3860 North First Street
San Jose, CA  95134

                                                   July 10, 2002

Dear Mr. Khare,

I currently own in excess of 500,000 shares of Netro Corporation. We all realize that the telecom equipment industry is currently in turmoil and will continue to be for several years. This isn't the year 1999; a time when burning cash was an accepted business plan. As President Bush told a Wall Street crowd Tuesday, "The United States must usher in a new era of integrity in corporate America in the wake of abuses and excesses". He further went on to state that corporate abuse would no longer be tolerated. In today's market, boards of directors are under strict scrutiny for not fulfilling their obligations. Not appearing for annual meetings and shirking the duty to properly supervise, hire, and fire CEOs are clear signs that the board has breached the duty of care that it owes to their shareholders. Netro Corporation's Board of Directors has done all of the foregoing, and it is self-evident that they lack interest in Netro's future and its shareholders. The board of directors of Netro Corporation could be considered to have acted negligent and may have breached their duties by not trying to maximize shareholder value. Unfortunately, the goals of the board of directors are misaligned with those of the shareholders. As a result, the shareholders are suffering while the board of directors remains unaffected.

I am proposing a $3.75 share all-cash bid for all outstanding common shares of Netro. My proposal is more than fair as I am offering a substantial premium (approximately 75%) to the current share price. Judging by the current trading price of Netro, I think we can agree that Wall Street has cast its vote on Netro's future. Although many of the board members have made tens of millions of dollars selling Netro's stock near the highs, my investment has decreased substantially. Like other shareholders, I want to salvage what remains of my investment with what is left of Netro's substantial assets. Times have changed; I urge the board to consider my offer at Tuesday's meeting. My attorney Louis Schwartz, Esq. and myself are looking forward to discussing this transaction further. We look forward to your response.

Thank you for your time and consideration. Louis Schwartz, Esq., can be contacted at (404) 545-1547, or I can be contacted at (561) 271-1016.

Sincerely,



Scott M. Siegel
Managing Partner

cc:   Lewis Chakrin
      Thomas R. Baruch
      Irwin Federman
      Sanford R. Robertson
      Shirley Young
      Richard M. Moley